UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                                 eXegenics Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  -----------------------------------------
         2)       Aggregate number of securities to which transaction applies:

                  -----------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  -----------------------------------------
         4)       Proposed maximum aggregate value of transaction:

                  -----------------------------------------
         5)       Total fee paid:

                  -----------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

                  1)       Amount previously paid:

                  ------------------------
                  2)       Form, Schedule or Registration Statement No:

                  ------------------------
                  3)       Filing party:

                  ------------------------
                  4)       Date Filed:

                             [COMPANY LOGO OMITTED]

                                       October 8, 2003

Dear Fellow Stockholder:

         As you may be aware, on September 30, 2003, Bruce Meyers, Melvyn I. Weiss, The M and B Weiss Family Limited Partnership of 1996 (an entity controlled by Weiss) and Michael Stone (a client of Weiss's law firm) (together, the "Meyers Group") filed consent solicitation materials with the Securities and Exchange Commission in an attempt to take complete control of your company's Board of Directors. In furtherance of its goal of seeking to take over eXegenics without offering stockholders any value at all for their shares, and without presenting any specific plan for increasing stockholder value, the Meyers Group is seeking written consents of the eXegenics stockholders to remove the entire Board of Directors and to replace the directors with five persons selected by the Meyers Group.

         In its consent solicitation materials, the Meyers Group fails to explain why its nominees should replace your current directors. The Meyers Group has neither disclosed a specific plan for eXegenics nor revealed how its nominees will attempt to increase the value of your investment in eXegenics. In fact, the Meyers Group has conceded in its consent solicitation materials that there is no assurance that the election of its nominees will maximize stockholder value or otherwise protect the interests of eXegenics' stockholders. While your Board of Directors can provide no assurance that it will be able to maximize stockholder value or protect the interests of eXegenics' stockholders, it can assure you that it is and has always been committed to increasing value for eXegenics' stockholders and has a plan for doing so in the future. Your Board intends to focus eXegenics on the development and marketing of niche products for specialty physician markets, an area in which eXegenics' management has successfully operated in the past. For these reasons, the Board is asking eXegenics' stockholders to withhold their consent and revoke any consents that may have been given to the Meyers Group.

                EXEGENICS' BOARD OF DIRECTORS UNANIMOUSLY OPPOSES
                    THE MEYERS GROUP'S CONSENT SOLICITATION.

            SIMPLY DO NOT SIGN THE MEYERS GROUP'S BLUE CONSENT CARD.

         You can reject the Meyers Group's solicitation and its efforts to take control of your company. If you have previously signed a blue consent card, you can easily revoke that consent by signing, dating and mailing the enclosed WHITE Revocation of Consent Card immediately. Even if you have not signed the Meyers Group's consent card, you can show your support for your Board by signing, dating and mailing the enclosed WHITE Revocation of Consent Card.

         As always, we will keep you fully informed as events unfold in the coming weeks and months. In the meantime, the Board of eXegenics believes that it is in your best interests NOT to consent to the Meyers Group's proposals.

         We thank you for your continued trust and support.

                                       Sincerely,


                                       /s/ Ronald L. Goode

                                       Ronald L. Goode
                                       Chairman, President and Chief Executive
                                       Officer
                                 eXegenics Inc.
                                2110 Research Row
                               Dallas, Texas 75235

                         ------------------------------
                          CONSENT REVOCATION STATEMENT
        BY THE BOARD OF DIRECTORS OF EXEGENICS INC. IN OPPOSITION TO THE
  SOLICITATION OF CONSENTS BY BRUCE MEYERS, MELVYN I. WEISS, THE M AND B WEISS
              FAMILY LIMITED PARTNERSHIP OF 1996 AND MICHAEL STONE.
                         ------------------------------

                                 October 8, 2003

         This Consent Revocation Statement and the accompanying WHITE Revocation of Consent Card are being furnished by the Board of Directors (sometimes hereinafter referred to as the "Board") of eXegenics Inc., a Delaware corporation ("eXegenics"), to the record holders as of September 5, 2003 of outstanding shares of eXegenics' common stock, par value $0.01 per share ("Common Stock"), and Series A Convertible preferred stock, par value $0.01 per share ("Preferred Stock" and together with Common Stock, "Capital Stock"), in opposition to the solicitation by Bruce Meyers, Melvyn I. Weiss, The M and B Weiss Family Limited Partnership of 1996 (an entity controlled by Weiss) and Michael Stone (a client of Weiss's law firm) (together, the "Meyers Group"), of written consents from eXegenics' stockholders.

         On August 22, 2003, in a Schedule 13D filed with the Securities and Exchange Commission (the "SEC"), the Meyers Group publicly announced its intention to solicit consents from eXegenics' stockholders to remove all current directors from the eXegenics Board and elect its own nominees to the Board. On September 30, 2003, the Meyers Group filed consent solicitation materials with the SEC wherein it proposed to take control of eXegenics' Board by removing all of the existing members of the Board and electing five of its own nominees (the "Meyers Group Nominees"). The Meyers Group's two proposals are referred to herein as the "Meyers Group Proposals." The Meyers Group Nominees, if elected, would comprise the entire eXegenics Board; therefore, a consent in favor of the Meyers Group Proposals is a consent to turn over control of your Board and your company to the Meyers Group Nominees. As evidenced by the Meyers Group's lack of substantive proposals in its consent materials, and given that the Meyers Group has failed to offer eXegenics' stockholders value for their shares or a specific plan for increasing stockholder value, we believe that the Meyers Group Proposals are not in the best interests of eXegenics or its stockholders. In fact, the Meyers Group has conceded in its consent solicitation materials that there is no assurance that the election of the Meyers Group Nominees will maximize stockholder value or otherwise protect the interests of eXegenics' stockholders. While your Board of Directors can provide no assurance that it will be able to maximize stockholder value or protect the interests of eXegenics' stockholders, it can assure you that it is and has always been committed to increasing value for eXegenics' stockholders and has a plan for doing so in the future. Your Board intends to focus eXegenics on the development and marketing of niche products for specialty physician markets, an area in which eXegenics' management has successfully operated in the past. CONSEQUENTLY, EXEGENICS' BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE MEYERS GROUP'S CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE BLUE CONSENT CARD SENT TO YOU BY THE MEYERS GROUP, BUT INSTEAD, TO SIGN AND RETURN THE WHITE CARD INCLUDED WITH THESE MATERIALS.

         Even if you have previously signed and returned the Meyers Group's blue consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed WHITE Revocation of Consent Card in the postage-paid envelope provided. Your prompt action is critical. Please return the WHITE Revocation of Consent Card today, even if you have not previously signed a blue card. Please note that eXegenics does not intend to solicit proxies via the Internet.

         If your shares are held in "street name," only your broker or banker can vote your shares. Please contact the person responsible for your account and instruct him or her to vote a WHITE Revocation of Consent Card on your behalf today.

         This Consent Revocation Statement and the enclosed WHITE Revocation of Consent Card are first being mailed to stockholders on or about October 8, 2003.

         If you have any questions about this process or require assistance, please call Georgeson Shareholder Communications Inc. ("Georgeson"), the firm assisting eXegenics in this solicitation, at the phone numbers shown below:

                      GEORGESON [LOGO OMITTED] SHAREHOLDER

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET - 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                         CALL TOLL FREE: (800) 964-0733
                      BANKS & BROKERS CALL: (212) 440-9800

               IMPORTANT NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We urge you to read this entire document carefully. The information contained in this document includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It has not been judicially determined that the safe harbor provided by Section 21E of the Exchange Act applies to forward-looking statements in a proxy solicitation conducted in connection with a tender offer. The preparation of forward-looking statements requires the use of estimates of future profitability, revenues, expenses, activity levels and economic and market conditions, many of which are outside our control. Such statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects" and similar words and phrases. Actual results might vary materially from those indicated by the forward-looking statements as a result of various factors. Discussion of these and other risks and uncertainties are provided in detail in eXegenics' periodic filings with the SEC, including eXegenics' Annual Report on Form 10-K, as amended. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. In addition, there can be no assurance that our business strategy will deliver any particular level of value to our stockholders or that earnings estimates will be met or exceeded. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized might also cause actual results to differ materially from those discussed.

                           THE MEYERS GROUP PROPOSALS

         The Meyers Group Proposals are described below:

Proposal to Remove the Existing Directors

         The Meyers Group has proposed to immediately remove from office all of the existing members of the eXegenics Board.

Proposal to Elect the Meyers Group Nominees

         The Meyers Group has proposed to elect the following five individuals to be directors of eXegenics: Robert A. Baron, Robert Benou, John J. Huntz, Jr., John A. Paganelli and David Lee Spencer.

               REASONS FOR OPPOSING THE MEYERS GROUP SOLICITATION

THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE MEYERS GROUP PROPOSALS ARE NOT IN THE BEST INTERESTS OF EXEGENICS' STOCKHOLDERS AND URGES STOCKHOLDERS TO REJECT SUCH PROPOSALS. YOUR BOARD OF DIRECTORS THEREFORE REQUESTS THAT YOU SIGN, DATE AND RETURN THE ENCLOSED WHITE REVOCATION OF CONSENT CARD, WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE BLUE CONSENT CARD SOLICITED BY THE MEYERS GROUP.

The Meyers Group Has Neither Offered eXegenics' Stockholders Value for Their Shares, Nor Proposed Any Plans for the Future of eXegenics.

         The Board of eXegenics believes that the Meyers Group has failed to adequately address pertinent issues and concerns in connection with its consent solicitation. The Meyers Group has not indicated that its nominees have any experience in managing a corporation like eXegenics. The Meyers Group has not even presented a proposal for its nominees' plans for eXegenics. In the Board's judgment, and as conceded by the Meyers Group in its consent solicitation materials, there is no basis to believe that the Meyers Group will in any way enhance stockholder value or otherwise protect the interests of eXegenics' stockholders. While your Board of Directors can provide no assurance that it will be able to maximize stockholder value or protect the interests of eXegenics' stockholders, it can assure you that it is and has always been committed to increasing value for eXegenics' stockholders and has a plan for doing so in the future. Your Board intends to focus eXegenics on the development and marketing of niche products for specialty physician markets, an area in which eXegenics' management has successfully operated in the past.

         Furthermore, members of the Meyers Group have been opposed to eXegenics' attempts to consummate transactions, such as the proposed Innovative Drug Delivery Systems, Inc. ("IDDS") and AVI BioPharma, Inc. ("AVI") mergers, which the Board believed would have led to increased stockholder value at the time they were proposed.

IN LIGHT OF THE FOREGOING, THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE MEYERS GROUP PROPOSALS ARE NOT IN THE BEST INTERESTS OF EXEGENICS' STOCKHOLDERS AND URGES STOCKHOLDERS TO REJECT SUCH PROPOSALS.

The Meyers Group's "Concerns" Regarding eXegenics.

         The Meyers Group has expressed various concerns about eXegenics, but these "concerns" are belied by the record of trading activity conducted in our Common Stock by various members of the Meyers Group. The Meyers Group has professed concern that eXegenics has never been profitable, has apparently stopped producing significant revenue, has seen the price of its Common Stock decline and has been unable to develop marketable products. All the while, however, members of the Meyers Group have been trading heavily in our Common Stock - so heavily, in fact, that on over ten occasions over the past two years the combined trading activity of the Meyers Group has accounted for over a majority of the entire daily volume of trading activity in our shares. In addition, based on the trading information contained in the consent solicitation materials filed with the SEC by the Meyers Group, Melvyn Weiss and Michael Stone made a combined 107 purchases of our Common Stock between May 3, 2001 and August 12, 2003 - and these gentlemen never sold a single share during this period. Further, between November 8, 2001 and August 7, 2003, Bruce Meyers and entities under his control made 142 separate purchases of our Common Stock. If the members of the Meyers Group were truly "concerned" with the state of eXegenics' business, the performance of our stock and the abilities of our Board of Directors, then why have they continued to accumulate our stock in such an extreme fashion?

         Bruce Meyers reports having beneficial ownership of 1,342,983 shares of our Common Stock as of September 5, 2003. Of these reported shares, 375,000 shares have not yet been purchased but rather are issuable upon the exercise of warrants, which have a weighted average exercise price of $2.85 per share, held by Meyers Associates L.P. (an entity controlled solely by Meyers). Of the 1,079,983 shares of our Common Stock Meyers reports as owning, 750,000 shares were acquired by Meyers in connection with the formation of eXegenics - for a total cash purchase price of under $235.

Bruce Meyers' History of Self-Regulatory Organization Violations.

         Our review of publicly available records has revealed various regulatory actions involving Bruce Meyers and his business intermediaries, which he has chosen not to disclose to you. Such actions were initiated for violations of investment-related rules or regulations. In this regard, the following is a brief synopsis of charges brought against Bruce Meyers and his business intermediaries and the final resolution of such proceedings.

         On April 23, 2003, the National Association of Securities Dealers, Inc. (the "NASD") reported that Bruce Meyers and Jansen-Meyers Associates, L.P. (an entity controlled solely by Meyers) violated certain NASD rules and regulations relating to insider trading. Meyers and Jansen-Meyers Associates, L.P. were censured and fined $10,000, jointly and severally.

         On March 15, 2001, the NASD reported that Meyers and Jansen-Meyers Associates, L.P. violated certain NASD rules and regulations. Specifically, there were two causes of action cited in the proceeding relating to Meyers and his firm's failure to enforce supervisory procedures and trading ahead of customer limits. Accordingly, Meyers and his firm were held jointly and severally liable for a $10,000 fine and a $14,000 fine. Jansen-Meyers Associates, L.P. agreed to pay restitution in the amount of $5,819 to its clients.

IN LIGHT OF THE FOREGOING, THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE MEYERS GROUP SOLICITATION AND URGES YOU NOT TO SIGN THE BLUE CONSENT CARD OR ANY OTHER FORMS WHICH MAY BE SENT TO YOU BY THE MEYERS GROUP. EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED THE MEYERS GROUP'S BLUE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL GEORGESON TOLL-FREE AT (800) 964-0733. BANKS AND BROKERS SHOULD CALL AT (212) 440-9800.

                              THE CONSENT PROCEDURE

Voting Securities and Record Date

         Pursuant to the request of the Meyers Group and in accordance with the provisions of eXegenics' By-laws, the eXegenics Board has set September 5, 2003 as the record date for the determination of stockholders entitled to express or withhold their consent to the Meyers Group Proposals or to grant revocations of such consents. As of September 5, 2003, there were 16,214,359 shares of eXegenics' Common Stock outstanding and 910,857 shares of eXegenics' Preferred Stock outstanding. Each share is entitled to one vote and only such holders as of the record date are entitled to express or withhold consent to the Meyers Group Proposals or to grant revocations of such consents.

Effectiveness of Consents

         Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. eXegenics' Certificate of Incorporation does not prohibit stockholder action by written consent. Therefore, in order to be approved by eXegenics' stockholders, the Meyers Group Proposals require consents signed by the holders of a majority of eXegenics' Common Stock and eXegenics' Preferred Stock outstanding at the close of business on September 5, 2003. Under Delaware law, corporate action by written consent may not occur more than 60 days after the date of the earliest dated consent that has been properly delivered to eXegenics.

Effect of White Revocation of Consent Card

         eXegenics' Board of Directors is soliciting AGAINST the Meyers Group Proposals. If you have already voted on the Meyers Group consent card, you may revoke that consent by signing and dating the WHITE card. By executing the WHITE card, stockholders will essentially be voting against the Meyers Group Proposals and will revoke any earlier dated consent card solicited by the Meyers Group which they may have signed. Shares represented by the WHITE card will be voted as indicated thereon as a revocation of consent as to all shares held by the stockholder in all capacities. Please note that eXegenics does not intend to solicit proxies via the Internet.

         Any stockholder executing and delivering the enclosed WHITE card may revoke such action by signing and returning a later dated consent card solicited by the Meyers Group.

         The Board urges you NOT to sign or return any consent card sent to you by the Meyers Group. Whether or not you have previously executed a consent card, the Board urges you to show your support for the Board by executing and dating the enclosed WHITE card solicited by the Board, and to mail it in the enclosed postage prepaid envelope as soon as possible.

         eXegenics has retained Georgeson Shareholder Communication Inc. ("Georgeson") to assist in communicating with stockholders in connection with the Meyers Group consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Revocation of Consent Card or any other questions, Georgeson will be pleased to assist you. You may call Georgeson toll-free at (800) 964-0733. Banks and brokers should call at (212) 440-9800.

IF YOU DO NOT SUPPORT THE MEYERS GROUP PROPOSALS, YOU MAY SHOW YOUR OPPOSITION TO THE MEYERS GROUP PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD. THIS WILL BETTER ENABLE EXEGENICS TO KEEP TRACK OF HOW MANY STOCKHOLDERS OPPOSE THE MEYERS GROUP PROPOSALS.

                   BACKGROUND OF THE MEYERS GROUP SOLICITATION

         On May 15, 2003, The M&B Weiss Family Limited Partnership of 1996 (an entity controlled by Weiss) filed a lawsuit in the Delaware Court of Chancery, purportedly as a class action on behalf of all other similarly situated stockholders of eXegenics, against eXegenics and certain of its directors, and purportedly as a derivative action on behalf of eXegenics against the directors (the "Weiss Litigation"). The complaint alleges, among other things, that the defendants have mismanaged eXegenics, have made unwarranted and wasteful loans and payments to certain directors and third parties, have disseminated a materially false and misleading proxy statement in connection with the 2003 annual meeting of eXegenics' stockholders, and have breached their fiduciary duties to act in the best interests of eXegenics and its stockholders. The complaint seeks, among other things, court orders mandating that the defendants cooperate with parties proposing bona fide transactions to maximize stockholder value, make corrective disclosures with respect to the proxy statement for the 2003 annual meeting, and account to eXegenics and the plaintiff for damages suffered as a result of the actions alleged in the complaint. The plaintiff is, in addition, seeking an award of costs and attorneys' fees and expenses.

         On the same date that the Weiss Litigation was commenced, Dr. Ira J. Gelb and Mr. Irwin C. Gerson resigned as directors of eXegenics citing in their respective letters of resignation apparent stockholder dissatisfaction with the management of the business of eXegenics by the Board and eXegenics senior management.

         On May 29, 2003, EI Acquisition Inc. ("EI Acquisition"), a wholly-owned subsidiary of Foundation Growth Investments LLC (together with EI Acquisition, the "Foundation Group"), commenced an unsolicited cash tender offer (the "Foundation Offer") for all of the outstanding shares of Capital Stock at a price of $0.40 per share, which offer price was later increased to $0.60 per share. For the reasons described in eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9 in response to the Foundation Offer, filed with the Commission on June 12, 2003, as amended (the "Foundation Schedule 14D-9"), the Board unanimously recommended that eXegenics stockholders reject the Foundation Offer and not tender their shares of Capital Stock to the Foundation Group.

         On June 9, 2003, in an effort to preserve the ability of the Board and eXegenics' senior management to resist inadequate takeover proposals and thus protect stockholder value, eXegenics adopted a stockholder rights plan (the "Rights Plan"). The Rights Plan requires any party seeking to acquire 15% or more of the outstanding eXegenics Common Stock to obtain the approval of the Board or else the rights granted to eXegenics' stockholders under the Rights Plan that are not held by the acquiror will become exercisable for Common Stock, or common stock of the acquiror, at a discounted price that would make the acquisition prohibitively expensive.

         On that same day, the defendants in the Weiss Litigation filed a joint motion with the Delaware Court of Chancery to dismiss the complaint for failure to state a claim and for failure to make the statutorily required demand on eXegenics to assert the subject claims.

         On June 18, 2003, the Foundation Group filed with the SEC preliminary proxy materials relating to its commencement of a solicitation of eXegenics' stockholders to consent to the removal of all the members of eXegenics' board of directors and the election of three new directors nominated by the Foundation Group to serve as the sole members of eXegenics' board of directors. The Foundation Group's consent solicitation materials stated the belief of the Foundation Group that, if elected, the Foundation Group's nominees would consider taking the following actions: (i) exempting the Foundation Group from the application of the poison pill adopted by eXegenics' board of directors;
(ii) exempting the Foundation Group from the application of the Delaware anti-takeover statute; (iii) repealing all of the recent amendments to eXegenics' bylaws, which provide, among other things, for certain procedures for stockholder proposals and nominations to be presented at stockholder meetings and for stockholders taking action by written consent; and (iv) approving a merger between eXegenics and EI Acquisition Inc. following the completion of the Foundation Offer.

         On June 25, 2003, eXegenics filed with the SEC preliminary proxy materials relating to its opposition to the Foundation Group's consent solicitation. eXegenics' materials stated the belief of eXegenics that its stockholders should not provide their consent to the Foundation Group's proposals and should revoke any such consents that might have been given.

         On July, 16, 2003, eXegenics and AVI entered into an Agreement and Plan of Merger, pursuant to which AVI would first commence an exchange offer in which AVI, through its wholly-owned subsidiary, Elk Acquisition, Inc., would offer 0.103 of a share of AVI common stock for each outstanding share of eXegenics Common Stock and 0.155 of a share of AVI common stock for each outstanding share of eXegenics Preferred Stock. The exchange offer was to be followed by a merger in which each share of eXegenics Common Stock not tendered in the exchange offer would be converted into the right to receive 0.103 of a share of AVI common stock and each share of eXegenics Preferred Stock not tendered in the exchange offer would be converted into the right to receive
0.155 of a share of AVI common stock. On July 25, 2003, AVI commenced the exchange offer. On August 11, 2003, AVI announced that it had amended the terms of the exchange offer by increasing the exchange ratio to 0.123 of a share of AVI's common stock for each share of eXegenics' Common Stock, and 0.185 of a share of AVI's common stock for each share of eXegenics' Preferred Stock.

         On August 22, 2002, in a Schedule 13D filed with the SEC, the Meyers Group publicly announced its intention to solicit consents from eXegenics' stockholders to remove all directors from the Board and elect its own nominees to the Board.

         Also on that date, eXegenics received a letter from Michael Stone (a client of Weiss's law firm) requesting the Board to set a record date in connection with the Meyers Group's forthcoming consent solicitation.

         On August 27, 2003, the Meyers Group filed with the SEC preliminary consent materials relating to its commencement of a solicitation of eXegenics' stockholders to consent to the removal of all the members of the Board and the election of five new directors nominated by the Meyers Group to serve as the sole members of the Board.

         On September 2, 2003, eXegenics received notice that AVI had elected to terminate the Agreement and Plan of Merger, which termination also served to terminate the exchange offer.

         On September 2, 2003, at a teleconference meeting in which all of the members participated, the Board set September 5, 2003 as the record date for the Meyers Group's consent solicitation.

         On September 9, 2003, the Foundation Group terminated its tender offer to acquire all of the shares of Capital Stock of eXegenics, as well as its consent solicitation of eXegenics' stockholders.

         On that same day, a First Amended Shareholder's Class and Derivative Complaint was filed by The M&B Weiss Family Limited Partnership of 1996 (an entity controlled by Melvyn Weiss) in the Delaware Court of Chancery against eXegenics and its directors, purportedly as a class action on behalf of the plaintiff and on behalf of all other similarly situated stockholders of eXegenics, and purportedly as a derivative action on behalf of eXegenics against certain directors and/or senior officers of eXegenics. The amended complaint, which was filed in substitution for the complaint previously filed by the same plaintiff on May 15, 2003, seeks, among other things, court orders mandating:
(i) that the amended complaint be declared a proper class action and certifying the plaintiff as the class representative; (ii) that the defendants restore to eXegenics all monies alleged to have been wasted in connection with the aborted merger transactions with IDDS and AVI; (iii) that the defendants cooperate with parties proposing bona fide transactions to maximize stockholder value; (iv) that the defendants act independently so that the interests of eXegenics' public shareholders will be protected; (v) that the individual defendants ensure that no conflicts of interest exist between themselves and eXegenics and its stockholders; and (vi) that the individual defendants account to eXegenics, the plaintiff and the proposed class for damages suffered as a result of the actions alleged in the amended complaint. The plaintiff is in addition seeking an award of costs and attorneys' fees and expenses.

         On September 15, 2003, the Meyers Group filed with the SEC amended preliminary consent solicitation materials.

         On September 22, 2003, the defendants filed a subsequent joint motion with the Delaware Court of Chancery to dismiss the complaint for failure to state a claim and for failure to make the statutorily required demand on eXegenics to assert the subject claims. On that same day, the defendants also filed a joint motion with the Delaware Court of Chancery to disqualify Melvyn Weiss and his law firm from serving as both class counsel and as class representative.

         On September 30, 2003, the Meyers Group filed with the SEC definitive consent solicitation materials.

                                LEGAL PROCEEDINGS

         On May 15, 2003, The M&B Weiss Family Limited Partnership of 1996 (an entity controlled by Weiss) filed a lawsuit in the Delaware Court of Chancery, purportedly as a class action on behalf of all other similarly situated stockholders of eXegenics, against eXegenics and certain of its directors, and purportedly as a derivative action on behalf of eXegenics against the directors. The complaint alleges, among other things, that the defendants have mismanaged eXegenics, have made unwarranted and wasteful loans and payments to certain directors and third parties, have disseminated a materially false and misleading proxy statement in connection with the 2003 annual meeting of eXegenics' stockholders, and have breached their fiduciary duties to act in the best interests of eXegenics and its stockholders. The complaint seeks, among other things, court orders mandating that the defendants cooperate with parties proposing bona fide transactions to maximize stockholder value, make corrective disclosures with respect to the proxy statement for the 2003 annual meeting, and account to eXegenics and the plaintiff for damages suffered as a result of the actions alleged in the complaint. The plaintiff is, in addition, seeking an award of costs and attorneys' fees and expenses.

         eXegenics and the individual defendants believe the suit to be without merit. Accordingly, on June 9, 2003, the defendants filed a joint motion with the Delaware Court of Chancery to dismiss the complaint for failure to state a claim and for failure to make the statutorily required demand on eXegenics to assert the subject claims. eXegenics cannot predict at this point the length of time that the Weiss Litigation will be ongoing or the liability, if any, which may arise therefrom.

         On September 9, 2003, a First Amended Shareholder's Class and Derivative Complaint was filed by The M&B Weiss Family Limited Partnership of 1996 (an entity controlled by Melvyn Weiss) in the Delaware Court of Chancery against eXegenics and its directors, purportedly as a class action on behalf of the plaintiff and on behalf of all other similarly situated stockholders of eXegenics, and purportedly as a derivative action on behalf of eXegenics against certain directors and/or senior officers of eXegenics. The amended complaint, which was filed in substitution for the complaint previously filed by the same plaintiff on May 15, 2003, seeks, among other things, court orders mandating:
(i) that the amended complaint be declared a proper class action and certifying the plaintiff as the class representative; (ii) that the defendants restore to eXegenics all monies alleged to have been wasted in connection with the aborted merger transactions with IDDS and AVI; (iii) that the defendants cooperate with parties proposing bona fide transactions to maximize stockholder value; (iv) that the defendants act independently so that the interests of eXegenics' public shareholders will be protected; (v) that the individual defendants ensure that no conflicts of interest exist between themselves and eXegenics and its stockholders; and (vi) that the individual defendants account to eXegenics, the plaintiff and the proposed class for damages suffered as a result of the actions alleged in the amended complaint. The plaintiff is in addition seeking an award of costs and attorneys' fees and expenses.

         On September 22, 2003, the defendants filed a subsequent joint motion with the Delaware Court of Chancery to dismiss the complaint for failure to state a claim and for failure to make the statutorily required demand on eXegenics to assert the subject claims. On that same day, the defendants also filed a joint motion with the Delaware Court of Chancery to disqualify Melvyn Weiss and his law firm from serving as both class counsel and as class representative.

                                   MANAGEMENT

         The information contained below was disseminated to eXegenics stockholders in eXegenics' Proxy Statement dated April 15, 2003 in connection with our 2003 Annual Meeting of Stockholders which was held on June 17, 2003. Such information pertains to the year ended December 31, 2002. Subsequent to the mailing of the Proxy Statement, the following changes occurred in eXegenics' management:

               . on May 15, 2003, Dr. Ira J. Gelb and Mr. Irwin C. Gerson resigned as directors of eXegenics;
               . on May 19, 2003, the service of Mr. Gary Frashier as a director of and consultant to eXegenics ended; and
               . on May 19, 2003, eXegenics announced that Joseph M. Davie, M.D., Ph.D. had been elected to the Audit Committee of the Board and that Walter M. Lovenberg, Ph.D. had been elected lead director.

         Prior to the 2003 Annual Meeting of Stockholders, which had originally been scheduled for May 19, 2003, but was subsequently adjourned until June 17, 2003, Gary E. Frashier had notified eXegenics that he would not stand for reelection as a director and therefore did not expect to serve beyond the original meeting date. Among the reasons Mr. Frashier cited for his decision were other commitments and his desire to reduce his obligations given, among other things, his age and health.

         Ira J. Gelb, M.D., and Irwin C. Gerson tendered their resignation as directors of eXegenics on May 15, 2003. In their respective letters of resignations, they each cited increasing disagreement with management and apparent increasing dissatisfaction from shareholders as their reasons for resigning.

         Arthur P. Bollon, Ph.D., our former Vice President and a director, resigned on January 10, 2003, among other things, in order to pursue other interests, including the start-up of a new biotech venture. Robert J. Rousseau, Ph.D., our former Vice President of Business Development and Licensing, and Joan
H. Gillett, our former Vice President and Controller, also resigned in order to pursue other interests.

The Board of Directors

         Information regarding eXegenics' current Board of Directors appears below:

         Name                             Age      Position with eXegenics
         ----                             ---      -----------------------
         Joseph M. Davie, M.D. Ph.D.      63       Director
         Robert J. Easton                 58       Director
         Ronald L. Goode, Ph.D.           59       President, Chief Executive
                                                   Officer, Chairman of the
                                                   Board and Director
         Walter M. Lovenberg, Ph.D.       69       Director

         Joseph M. Davie, M.D., Ph.D. was elected a director in 2003. He has held key management positions at Biogen (Vice President and then Senior Vice President of Research 1993-2000), and G.D. Searle (Senior Vice President of Research, 1987-1989; President of Research and Development, 1987-1992; Corporate Senior Vice President of Science and Technology, 1993). Prior to that, he was a professor at Washington University School of Medicine, St. Louis, first as Associate Professor of Pathology (1972-1975), then as Professor and Head of the Department of Microbiology and Immunology (1975-1987). His training includes a Ph.D. from Indiana University (1966), an M.D. from Washington University (1968), internship and residency training in pathology from Barnes Hospital, St. Louis, and the National Cancer Institute, Bethesda, MD, and post-doctoral training at Washington University and the National Institutes of Health. He has served on a variety of advisory panels and councils and was elected to the Institute of Medicine in 1987. Dr. Davie is currently retired and serves on the board of one Nasdaq-listed company, Targeted Genetics Corporation, as well as on the boards of several private companies.

         Robert J. Easton was elected to the Board of Directors in December 2000. Mr. Easton is Chairman of Easton Associates LLC. Prior to this latest venture, he spent 19 years as a management consultant, most recently as Managing Director with IBM Healthcare Consulting ("IBM"). Prior to IBM, Mr. Easton served as President of the Wilkerson Group, also a health care consulting concern. Mr. Easton has executed proprietary studies in a wide variety of medical products and service fields. His areas of expertise include pharmaceuticals, biotechnology and in vitro diagnostics. Mr. Easton is a frequent speaker for medical industry and investment groups in the U.S. and Europe. He is a director of CollaGenex Pharmaceuticals and Cepheid, Inc., both Nasdaq-listed companies. Mr. Easton is also a director of a private company, the former President of the Biomedical Marketing Association and Special Limited Partner of Advanced Technology Ventures. Mr. Easton received an M.B.A. from Harvard Graduate School of Business Administration and undergraduate degrees in Chemical Engineering from Rice University.

         Ronald L. Goode, Ph.D. was named President and Chief Executive Officer and elected to the Board of Directors on March 21, 2001. On December 9, 2002, Dr. Goode was elected as Chairman of the Board of Directors. Dr. Goode has held key management positions at G. D. Searle & Co. (Corporate Senior Vice President and President of Asia/Pacific World Area from 1995 to 1997, President of Searle International from 1991 to 1995, and Senior Vice President of Commercial Development from 1986 to 1989) and before that at Pfizer Pharmaceuticals (Vice President of Clinical Research and Scientific Affairs from 1985 to 1986 and Director of Marketing Research in 1980). He has an extensive record of success in business development, having been responsible for many of

Searle's acquisitions, including DayPro(R), which became Searle's largest selling drug. Dr. Goode has supervised clinical development programs that led to the filing of over a dozen New Drug Approval applications, including Procardia XL(R) and Ambien(R). From 1997 to 1999, Dr. Goode was President and CEO of Unimed Pharmaceuticals, Inc. He formed the consulting company Pharma-Links in 1999 with the mission of being the "link" between pharmaceutical companies to help them create alliances, form joint ventures and effect various transactions. In 2000, Dr. Goode and his wife spent a sabbatical with his 'charity of choice', Mercy Ships. Dr. Goode also serves on the Board of Directors of several not-for-profit organizations. Dr. Goode received his Ph.D. in Microbiology from the University of Georgia.

         Walter M. Lovenberg, Ph.D. has been one of our directors since August 1995. From 1989 to 1993, Dr. Lovenberg served as Executive Vice President and member of the Board of Directors of Marion Merrell Dow Inc. Dr. Lovenberg also served as President of the Marion Merrell Dow Research Institute from 1989 to 1993 and Vice President from 1986 through 1989. Prior to joining Marion Merrell Dow in 1958, Dr. Lovenberg was a Senior Scientist and Chief of Biochemical Pharmacology at the National Institutes of Health. Dr. Lovenberg has served as President of Lovenberg Associates, Inc. since 1993. From 1997 to 2000, Dr. Lovenberg served as Chief Executive Officer of Helicon Therapeutics Inc., a private company. Dr. Lovenberg currently serves as a director of the following public companies: OSI Pharmaceuticals, Inc., and Inflazyme, Inc. Dr. Lovenberg serves on the Scientific Advisory Board of Guilford Pharmaceuticals, Inc., a Nasdaq listed company. Dr. Lovenberg is also a director of several private biotechnology companies including Helicon Therapeutics, Inc., Proquest Pharmaceuticals, Inc., and Merrimack Pharmaceuticals, Inc. Dr. Lovenberg received a Ph.D. in Biochemistry from George Washington University in 1962, and prior to that, a B.S. in Biochemistry and a M.S. in Agriculture from Rutgers University. Dr. Lovenberg, who serves as Executive Editor of Analytical Biochemistry, is a consulting editor to several scientific journals. Dr. Lovenberg has been the recipient of many awards, including a Fulbright-Hays Senior Scholar Award and a Public Health Service Superior Service Award. Dr. Lovenberg is a member of the American College of Neuropsychopharmacology, the American Society of Neurochemistry and the American Society of Biochemistry and Molecular Biology.

         The business address of each of the directors is c/o eXegenics Inc., 2110 Research Row, Dallas, TX 75235.

Committees of the Board of Directors and Meetings

         Committee Structure. During 2002, our Board had three permanent committees (Audit Committee, Compensation and Organization Committee and Nominating Committee) and one ad hoc committee (Business Development Task Force). Subsequent to the enactment of the Sarbanes-Oxley Act of 2002, our Board determined it to be in the best interest of our shareholders to begin reorganizing the Board's committee structure in anticipation of implementation of provisions of Sarbanes-Oxley that will address said committees. On May 24, 2003, the Board's committee structure was reorganized such that the Compensation and Organization Committee and the Nominating Committee were eliminated and replaced, respectively, with a new Compensation Committee and a Nominating and Governance Committee. The Audit Committee and the Business Development Task Force were unaffected by this reorganization.

         Meeting Attendance. During the year ended December 31, 2002, there were 14 meetings of our Board of Directors, and the various committees of the Board met a total of 13 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 2002.

         Audit Committee. Our Audit Committee met five times during 2002. This committee had three members during fiscal 2002, Irwin Gerson (Chairman) and Ira
J. Gelb, both of who resigned from the eXegenics Board on May 15, 2003, and Walter M. Lovenberg, Ph.D. On May 19, 2003, the Board appointed Joseph M. Davie, M.D., Ph.D. to the Audit Committee and our Audit Committee is now comprised of two members, Joseph M. Davie, M.D., Ph.D. and Walter M. Lovenberg, Ph.D. Our Audit Committee reviews the engagement of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. Dr. Davie and Dr. Lovenberg are "independent" as defined by current National Association of Securities Dealers' listing standards. The Audit Committee operates under a written Charter approved by the Board of Directors.

         Compensation and Organization Committee. Our Compensation and Organization Committee met three times during fiscal 2002, and had three members: Gary E. Frashier (Chairman), whose service as a director ended on May 19, 2003, Irwin C. Gerson, who resigned on May 15, 2003 and Robert J. Easton. On May 24, 2003, a new Compensation Committee replaced the existing Compensation and Organization Committee, and is presently comprised of Joseph M. Davie, M.D., Ph.D., Robert J. Easton and Walter M. Lovenberg, Ph.D. The Compensation and Organization Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The current Compensation Committee operates under a written Charter approved by the Board of Directors.

         Nominating Committee. During the last fiscal year, we had a Nominating Committee, which consisted of Gary E. Frashier (Chairman), whose service as a director ended on May 19, 2003, Ira J. Gelb, who resigned on May 15, 2003, and Walter M. Lovenberg, Ph.D. The Committee held no meetings during fiscal 2002. On May 24, 2003, the Nominating Committee was replaced by a new Nominating and Governance Committee, and is currently comprised of three members, Joseph M. Davie, M.D., Ph.D., Robert J. Easton and Walter M. Lovenberg, Ph.D. The committee's role, following consultation with all other members of the Board of Directors, is to make recommendations to the full Board as to the size and composition of the Board and to make recommendations as to particular nominees. Our Nominating and Governance Committee will consider nominees recommended by stockholders. Stockholders may submit recommendations with regard to nominees for election to the Board of Directors by notice in writing, received by our Secretary at least 55 days prior to the anniversary date of the date in the prior year on which we first mailed our proxy materials for the prior year's annual meeting of shareholders, but not earlier than 75 days prior to that date. Each notice of nomination by a shareholder must set forth (i) such information relating to a nominee that is required by Regulation 14A under the Securities Exchange Act of 1934, (ii) the nominee's written consent to being named as a nominee and to serving as a director, if elected, (iii) the name, address and eXegenics stock ownership information of the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, and (iv) whether such stockholder or beneficial owner intends to deliver proxy materials to a sufficient number of stockholders required to elect such nominee. The current Nominating and Governance Committee operates under a written Charter approved by the Board of Directors.

         Compensation Committee Interlocks and Insider Participation. None of the members of our current Compensation Committee serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Please see the section entitled "Certain Relationships and Related Transactions" set forth elsewhere in this proxy statement for a description of transactions between us and Messrs. Gary E. Frashier, one of our former directors, and Robert J. Easton.

         Business Development Task Force. Our Business Development Task Force met five times during fiscal 2002. The committee had four members, Gary E. Frashier (Chairman), whose service as a director ended on May 19, 2003, Ronald
L. Goode, Ph.D., Robert J. Easton and Walter M. Lovenberg, Ph.D. This committee had reviewed potential business alliances.

Compensation of Directors

         In December 2002, the Board agreed to a reduction of approximately 33% in their compensation for the monthly service fee and the meeting fees, from $1,500 to $1,000. We currently pay each non-employee director a monthly fee of $1,000 for service as a director, plus $1,000 for each day of a Board of Directors meeting attended, $1,000 for each Board of Directors conference call meeting in which he participated, $750 for each committee meeting attended and $750 for each committee conference call meeting in which he participated. We reimburse directors for all expenses incurred for attending our Board meetings and committee meetings.

         Directors are eligible to participate in our Amended and Restated 2000 Stock Option Plan (the "Plan"). The Board of Directors previously approved an option grant schedule for non-employee directors that provides for an option to purchase 50,000 shares of our Common Stock upon first joining the Board and then annual grants to be awarded at the beginning of each calendar year as follows:
(i) an option to purchase 25,000 shares of our Common Stock until a total of 150,000 options is reached, (ii) an option to purchase 15,000 shares of our Common Stock until a total of 200,000 options is reached, then (iii) an option to purchase 10,000 shares of our Common Stock every year thereafter. The initial grant of an option to purchase 50,000 shares of our Common Stock has an exercise price equivalent to the fair market value of our Common Stock on the date of issuance, while each annual option grant has an exercise price equivalent to the fair market value of our Common Stock on the second Friday of January of the year in which it was granted. In addition, directors are eligible to receive other periodic grants of options from time to time under the Plan. Options granted under the Plan to non-employee directors are immediately exercisable on the date of grant. Options to purchase a total of 90,000 shares were granted under this formula during fiscal 2002 to Robert J. Easton and Walter M. Lovenberg and to former directors, Gary E. Frashier, Ira J. Gelb and Irwin C. Gerson. Options granted during fiscal 2002 to Arthur P. Bollon and Ronald L. Goode, Ph.D. are reported under "Executive Compensation -- Option Grants in Last Fiscal Year" set forth elsewhere in this proxy statement.

         We paid Easton Associates L.L.C., of which Robert J. Easton, one of our directors, is the Chairman, $62,500 during fiscal 2002 and approximately $102,000 during fiscal 2003 for consulting services for strategy and market planning services. These payments are in addition to Mr. Easton's remuneration for his services as a director.

         During fiscal 2002, Gary E. Frashier, one of our former directors, was also employed by us as a consultant in addition to his responsibilities as a director. Mr. Frashier's total remuneration for consulting services during fiscal 2002 was $67,500. This payment was in addition to the remuneration Mr. Frashier received as a director.

Executive Officers

         David E. Riggs, age 51, our Vice President, Chief Business Officer and Chief Financial Officer, is presently our only executive officer who is not also a director.

         David E. Riggs joined eXegenics in March 2003 as Vice President, Chief Business Officer and Chief Financial Officer. Prior to joining eXegenics, Mr. Riggs was Founder and President of EMLIN Bioscience and served in such capacity from December 2001 through March 2003. From 2000 to 2001 he was Senior Vice President and Chief Financial Officer of Celera Genomics Group (previously Axys Pharmaceuticals, Inc. - Nasdaq: AXPH). From 1992 to 2000 he was with Unimed Pharmaceuticals, Inc. (previously Nasdaq: UMED) where he was Senior Vice President of Business Operations and prior to that, Chief Financial Officer and Secretary. Mr. Riggs also served as Chief Financial Officer of NeoPharm, Inc. (Nasdaq: NEOL) and VideoCart, Inc. (formerly Nasdaq: VCRT). He has held financial management positions at Fujisawa Healthcare, Inc. and GATX Corporation. He is a certified public accountant having earned a B.S. from the University of Illinois and an M.B.A. from DePaul University.

         The business address of Mr. Riggs is c/o eXegenics Inc., 2210 Research Row, Dallas, Texas 75235. Biographical information with respect to Dr. Goode appears above under the caption "Board of Directors."

                             EXECUTIVE COMPENSATION

         The information contained below was disseminated to eXegenics stockholders in eXegenics' Proxy Statement dated April 15, 2003 in connection with our 2003 Annual Meeting of Stockholders, which was held on June 17, 2003. Such information pertains to the year ended December 31, 2002. Subsequent to December 31, 2002, Arthur P. Bollon, a former director and Executive Vice President, Robert J. Rousseau, the former Vice President of Business Development and Licensing, and Joan H. Gillett, the former Vice President, Controller and Principal Accounting Officer, resigned from their respective positions at eXegenics.

Summary Compensation Table

         The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of our other most highly compensated executive officers who were employed by us at the end of fiscal 2002 for services rendered to us in all capacities during the three fiscal years ended December 31, 2000, 2001 and 2002, and who earned in excess of $100,000 for services rendered to us during fiscal 2002.

                                                                                                              Long-Term
                                                                     Annual Compensation                    Compensation
                                                    -----------------------------------------------------   ------------
                                                                                                             Securities
                                                                                            Other Annual     Underlying
               Name and Principal Position           Year       Salary          Bonus       Compensation    Options (#)
         ----------------------------------------   ------   ------------   ------------   --------------   ------------
         Ronald L. Goode, Ph.D ..................    2002      $ 373,333             --     $  12,000(2)       300,000
           President, CEO, Chairman and Director     2001      $ 275,512      $ 105,000     $  81,312(1)       400,000
                                                     2000             --             --            --               --

         Arthur P. Bollon, Ph.D .................    2002      $ 250,000             --     $   6,000(2)        25,000
           Former Executive Vice President and       2001      $ 254,487      $  25,000     $   6,038(2)       100,000
           Director(3)                               2000      $ 220,769             --     $   6,000(2)        75,000

         Joan H. Gillett ........................    2002      $ 141,500             --     $   6,000(2)        35,000
           Vice President and Controller (4)         2001      $ 133,667      $  14,000     $   4,884(2)            --
                                                     2000      $  24,000             --            --           35,000

         Robert J. Rousseau, Ph.D ...............    2002      $ 151,667             --     $   6,000(2)        15,000
           Former Vice President of Business         2001      $ 111,873             --     $  27,668(6)        50,000
           Development and Licensing (5)             2000             --             --            --               --

----------

(1) Other annual compensation for Dr. Goode during fiscal 2001 consisted of $70,812 toward relocation expenses and $10,500 toward car expenses.

(2) Other annual compensation for these named executive officers consisted of a car allowance.

(3) Dr. Bollon served as our Executive Vice President and a Director until his resignation on January 10, 2003.

(4) Ms. Gillett served as our Vice President, Controller and Principal Accounting Officer until her resignation, which was effective as of April 30, 2003.

(5) Dr. Rousseau served as our Vice President of Business Development and Licensing until his resignation which was effective as of January 31, 2003.

(6) Other annual compensation for Dr. Rousseau for fiscal 2001 consisted of $22,691 toward relocation expenses and $4,977 toward car expenses.

Option Grants in Our Last Fiscal Year

         The following table shows grants of stock options that we made during the fiscal year ended December 31, 2002 to each of our executive officers named in the Summary Compensation Table, above.

                                                                    Individual Grants
                                                  ------------------------------------------------------
                                                                                                             Potential Realizable
                                                    Number of                                                  Value at Assumed
                                                   Securities    % of Total                                 Annual Rates of Stock
                                                   Underlying      Options                                  Price Appreciation for
                                                     Options     Granted to    Exercise or                      Option Term (5)
                                                     Granted    Employees in   Base Price    Expiration   --------------------------
                             Name                      (#)      Fiscal Year    ($/Share)        Date           5%            10%
              ----------------------------------  ------------  ------------  ------------  ------------  ------------  ------------
              Ronald L. Goode, Ph.D. (1) .......     300,000        52.49        $ 1.00      12/9/2012      $ 189,297     $ 479,716
              Arthur P. Bollon, Ph.D. (2) ......      25,000         4.37        $ 1.77       3/3/2012      $  27,829     $  70,523
              Joan H. Gillett (3) ..............      35,000         6.12        $ 1.07      12/9/2012      $  23,489     $  59,526
              Robert J. Rousseau, Ph.D.(4) .....      15,000         2.62        $ 1.77       3/3/2012      $  16,697     $  42,314


-------------------------

(1) The options are non-qualified stock options, granted pursuant to eXegenics' Amended and Restated 2000 Stock Option Plan. Options to purchase 100,000 shares of Common Stock, at an exercise price of $1.93 per share, vest annually in three equal installments commencing one year from the date of grant. Options to purchase 200,000 shares of Common Stock, at an exercise price of $0.54 per share, vested at the time of the grant.

(2) The options are non-qualified stock options, granted pursuant to eXegenics' Amended and Restated 2000 Stock Option Plan. Options to purchase 25,000 shares of Common Stock, at an exercise price of $1.77 per share, vest annually in three equal installments commencing one year from the date of grant.

(3) The options are non-qualified stock options, granted pursuant to eXegenics' Amended and Restated 2000 Stock Option Plan. Options to purchase 15,000 shares of Common Stock, at an exercise price of $1.77 per share, vest annually in three equal installments commencing one year from the date of grant. Options to purchase 20,000 shares of Common Stock, at an exercise price of $0.54 per share, vested at the time of the grant.

(4) The options are non-qualified stock options, granted pursuant to eXegenics' Amended and Restated 2000 Stock Option Plan. Options to purchase 15,000 shares of Common Stock, at an exercise price of $1.77 per share, vest annually in three equal installments commencing one year from the date of grant.

(5) In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our Common Stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the option holder's continued employment with us through the option exercise period, and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table shows information regarding exercises of options to purchase our Common Stock by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2002. The table also shows the aggregate value of options held by each executive officer named in the Summary Compensation Table as of December 31, 2002. The value of the unexercised in-the-money options at fiscal year end is based on a value of $0.35 per share, the closing price of our stock on the Nasdaq SmallCap Market on December 31, 2002 (the last trading day prior to the fiscal year end), less the per share exercise price.

                                                                              Number of Securities
                                                                             Underlying Unexercised       Value of the Unexercised
                                                                                Options at Fiscal           In-The-Money Options
                                                                                    Year-End                 at Fiscal Year-End
                                                Shares                    ----------------------------   ---------------------------
                                             Acquired on       Value
                           Name                Exercise     Realized(1)    Exercisable   Unexercisable   Exercisable   Unexercisable
              ----------------------------  -------------  -------------  -------------  -------------  -------------  -------------
              Ronald L. Goode, Ph.D. .....        --            $ 0          600,000        100,000          $ 0            $ 0
              Arthur P. Bollon, Ph.D. ....        --            $ 0          495,000         75,000          $ 0            $ 0
              Joan H. Gillett. ...........        --            $ 0           55,000         15,000          $ 0            $ 0
              Robert J. Rousseau, Ph.D. ..        --            $ 0           25,000         40,000          $ 0            $ 0


-------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

         Ronald L. Goode, Ph.D. entered into an employment agreement with us on March 21, 2001 to serve as our President and Chief Executive Officer until March 20, 2004. The employment agreement provides for the payment to Dr. Goode of a base salary of $350,000 per year with an annual bonus payment of up to 60% of Dr. Goode's base salary, at the discretion of the Board of Directors. On December 31, 2001, Dr. Goode was awarded a bonus of $105,000 (50% of the maximum allowable). On March 4, 2002, Dr. Goode's salary was increased to $375,000. Effective January 1, 2003, Dr. Goode's base salary was increased to $405,000 and he was awarded a bonus, payable on January 7, 2003, of $105,000 (less than 50% of the maximum allowable). The employment agreement provides that in the event Dr. Goode's employment is terminated by us without cause, Dr. Goode terminates his employment for good reason, or upon a change of control, Dr. Goode shall receive severance payments of equal monthly installments at the base rate until the expiration of 18 months following the date of termination, if such date is after March 21, 2003. Dr. Goode also receives a car expense allowance of $1,000 per month under the employment agreement. The employment agreement contains a two-year post-termination non-compete, non-solicitation and non-disclosure agreement.

         Arthur P. Bollon, Ph.D. was employed by us under an employment agreement that provided for payment of his salary through November 6, 2003, which was automatically renewable absent notice from us of our intent not to renew; Dr. Bollon and we mutually agreed as to the termination of his employment on January 10, 2003. The employment agreement provided for the payment to Dr. Bollon of a base salary of $250,000 per year. In addition, in the event Dr. Bollon was terminated without cause or due to a disability, the employment agreement provided that Dr. Bollon would have received severance payments of equal monthly installments at his base rate until the expiration of the term. Dr. Bollon also received a car expense allowance of approximately $600 per month under the employment agreement. The employment agreement contained a one-year post-termination non-compete and non-solicitation agreement. Pursuant to the terms of Dr. Bollon's separation from eXegenics, on January 14, 2003, Dr. Bollon was paid a lump sum of $268,000, less applicable taxes and withholdings, and is entitled to the costs for the premiums associated with continuing his health insurance for a period of one year. Dr. Bollon was also paid $19,230, less applicable taxes and withholding, for accrued but untaken vacation as of Dr. Bollon's separation date from eXegenics.

         David E. Riggs entered into an employment agreement with us on March 10, 2003, to serve as our Vice President, Chief Business Officer and Chief Financial Officer until March 9, 2006, to be automatically renewed for additional one-year periods, unless sooner terminated. The employment agreement provides for the payment to Mr. Riggs of a base salary of $235,000 per year with an annual bonus payment of up to 30% of Mr. Riggs' base salary, at the discretion of the Board of Directors. The employment agreement provides that in the event Mr. Riggs' employment is terminated by us without cause or by Mr. Riggs for good reason, Mr. Riggs shall receive severance payments of equal monthly installments at then current base rate until either (i) the expiration of 12 months following the date of termination, if such date is prior to March 10, 2004, (ii) the expiration of nine months following the date of termination, if such date is before March 10, 2005, (iii) the expiration of six months following the date of termination, if such date is before March 9, 2006, or (iv) the expiration of six months following the date of termination, if such date is during a renewal period. The employment agreement contains a one-year post-termination non-compete, non-solicitation and non-disclosure agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

         To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that two reports filed by Ronald L. Goode, Ph.D. each covering one stock option grant were filed late and two reports, each covering one stock option grant, were not timely filed by Joan H. Gillett. Reports, each covering one stock option grant, were also filed late by former directors and/or officers Arthur P. Bollon, Ph.D., Gary M. Frashier, Ira
J. Gelb, M.D., Irwin C. Gerson and Robert J. Rousseau, Ph.D. as well as by Robert J. Easton and Walter M. Lovenberg, Ph.D.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below shows the number of shares of our Common Stock and Preferred Stock beneficially owned as of September 16, 2003 by the following persons:

         . each stockholder known by us to beneficially own more than 5% of the outstanding shares of either the Common Stock or Preferred Stock;

         .        each current member of the Board of Directors;

         . our President and Chief Executive Officer and each of our next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2002, collectively referred to below as our named executive officers; and

         .        all directors and named executive officers as a group.

         To our knowledge and unless otherwise indicated, each person in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of Capital Stock listed as owned by such person.

         The number of shares beneficially owned by each stockholder is determined under the rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after September 16, 2003 through the exercise of any option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

                                                     Common Stock             Series A Preferred Stock
                                              ---------------------------    ---------------------------
                                                                                                             Percent of all
                                                               Percent                        Percent      Voting Securities
Name and Address of Beneficial Owner (1)         Number      of Class (2)       Number      of Class (3)           (4)
----------------------------------------      ------------   ------------    ------------   ------------      ------------
Bruce Meyers (5) .......................        1,362,277         8.42%         35,433          3.98%             8.18%
Joseph M. Davie, Ph.D. (6) .............           50,000          *                --            --                *
Robert J. Easton (7) ...................          125,000          *                --            --                *
Ronald L. Goode, Ph.D. (8) .............          745,030         4.53%             --            --              4.30%
Walter M. Lovenberg, Ph.D. (9) .........          216,500         1.35%             --            --              1.28%
David E. Riggs (10) ....................           82,200          *                                                *
Arthur P. Bollon, Ph.D. (11) ...........          757,900         4.62%             --            --              4.38%
Joan H. Gillett (12) ...................            1,000          *                --            --                *
Robert J. Rousseau, Ph.D. (13) .........            1,000          *                --            --                *
                                              ------------   ------------    ------------   ------------      ------------
Directors and executive officers as a
  group (8 persons) (14) ...............        1,978,630        11.31%                                          10.77%

----------

*  Less than 1%

Except as otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares shown below.

(1) Except as otherwise indicated, the address of each beneficial owner is c/o eXegenics Inc., 2110 Research Row, Dallas, Texas 75235.

(2) Calculated on the basis of 15,803,159 shares of Common Stock outstanding (16,314,359 shares issued, less 511,200 held in treasury) as of September 16, 2003 except that shares of Common Stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants. This calculation excludes shares of Common Stock issuable upon the conversion of Preferred Stock.

(3) Calculated on the basis of 890,984 shares of Preferred Stock outstanding.

(4) Calculated on the basis of an aggregate of 15,803,159 shares of Common Stock and 890,984 shares of the Preferred Stock outstanding as of September 16, 2003, except that shares of Common Stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating beneficial ownership of securities of the holder of such options or warrants. This calculation excludes shares of Common Stock issuable upon the conversion of the Preferred Stock.

(5) Mr. Meyers' address is c/o Meyers Associates, L.P., 45 Broadway, New York, New York 10006. The amount shown for Mr. Meyers includes: 860,645 shares owned by Mr. Meyers; 4,740 shares owned by the Bruce Meyers Keogh; 35,800 shares of the Company's Common Stock owned by the Joseph Rita and Bruce Meyers Foundation for Life Inc. (Mr. Meyers is the Chairman of the Board of the Joseph Rita and Bruce Meyers Foundation for Life); and the following securities owned by Meyers Associates L.P. of which Mr. Meyers, is an executive officer, the sole shareholder and director of the general partner of Meyers Associates, L.P.: 86,092 shares of Common Stock, and 375,000 shares of Common Stock issuable upon the exercise of currently exercisable five-year warrants issued in 2002 to Meyers Associates L.P. A portion of the shares beneficially owned by Mr. Meyers were obtained for services provided by Meyers Associates, L.P. a registered broker dealer. The services provided by Meyers Associates, L.P. included acting as financial advisor, placement agent and/or underwriter to the Company. The 35,433 shares of the Company's Common Stock issuable upon the conversion of 35,433 shares of preferred stock owned by Bruce Meyers are not included in the calculations of the Common Stock as they are identified as a separate class of securities.

(6) Ownership consists of options to purchase 50,000 shares of Common Stock currently exercisable.

(7) Ownership consists of options to purchase 125,000 shares of Common Stock currently exercisable.

(8) Ownership consists of 111,700 shares of Common Stock and options to purchase 633,330 shares of Common Stock that are currently exercisable or exercisable within 60 days of September 16, 2003. Does not include options to purchase 66,670 shares of Common Stock not exercisable within 60 days of September 16, 2003.

(9) Ownership consists of 4,500 shares of Common Stock and options to purchase 212,000 shares of Common Stock currently exercisable or exercisable within 60 days of September 16, 2003. Does not include options to purchase 24,500 shares of Common Stock not exercisable within 60 days of September 16, 2003.

(10) Ownership consists of 7,200 shares of Common Stock and options to purchase 75,000 shares of Common Stock currently exercisable or exercisable within 60 days of September 16, 2003. Does not include options to purchase 150,000 shares of Common Stock not exercisable within 60 days of September 16, 2003.

(11) Ownership consists of 167,900 shares of Common Stock and options to purchase 590,000 shares of Common Stock currently exercisable or exercisable within 60 days of September 16, 2003.

(12) Ownership consists of 1,000 shares of Common Stock and all options to purchase shares of Common Stock have expired.

(13) Ownership consists of 1,000 shares of Common Stock and all options to purchase shares of Common Stock have expired.

(14) Ownership consists of 293,300 shares of Common Stock and options to purchase an aggregate of 1,685,330 shares of Common Stock, which are currently exercisable or exercisable within 60 days of September 16, 2003. Does not include options to purchase 241,170 shares of Common Stock not exercisable within 60 days of September 16, 2003.

         The following table sets forth information regarding all purchases and sales of eXegenics' Common Stock since September 1, 2001 by each of eXegenics' directors and executive officers:

                  Name                 Date        Purchased or Sold     Number of Shares
         ----------------------     ----------     -----------------     ----------------
         Ronald L. Goode, Ph.D.     02/04/2002         Purchased               2,500
                                    12/20/2001         Purchased               4,400
                                    12/04/2001         Purchased               5,000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Easton Associates L.L.C.

         In December 2000, we entered into an agreement with Easton Associates L.L.C. for strategy and market planning services. Under this agreement, Easton Associates was paid $62,500 for services rendered in 2002 and approximately $102,000 for services rendered in 2003. Mr. Easton, one of our directors, is the chairman of Easton Associates.

Gary E. Frashier

         In December 2000, we entered into an agreement with Gary E. Frashier, one of our former directors, for consulting services. Mr. Frashier was paid $67,500 for his consulting services during fiscal 2002. This consulting agreement terminated as of May 19, 2003.

Joan H. Gillett

         Pursuant to her termination agreement, dated as of April 30, 2003, Joan
H. Gillett, the former Vice President, Controller and Principal Accounting Officer of eXegenics, was paid a lump sum of $79,000, and is entitled to the costs for the premiums associated with continuing her health insurance for a period of six months commencing as of the date of said agreement.

Ronald L. Goode, Ph.D.

         In May 2001, we sold 100,000 shares of Common Stock to our President and Chief Executive Officer, Ronald L. Goode, Ph.D., for a purchase price of $3.25 per share, the fair market value at the time of the transaction. Dr. Goode paid the purchase price of $325,000 with $25,000 in cash and $300,000 by issuing a five-year promissory note to us bearing interest at a rate of 4.71% per annum, payable semi-annually. To date, Dr. Goode is current on all loan payments and had made $22,325 in interest payments as of December 31, 2002.

Robert J. Rousseau, Ph.D.

         Pursuant to his termination agreement, dated as of January 16, 2003, Robert J. Rousseau, Ph.D., was paid a lump sum of $35,000, less applicable taxes and withholding, and is entitled to the costs of the premiums associated with continuing his health insurance for a period of ninety days commencing as of the date of said agreement. Such amount was fully paid by January 31, 2003. Dr. Rousseau's employment terminated on January 31, 2003.

Roan/Meyers Associates, L.P.

         On August 13, 2002, we entered into an agreement with Roan/Meyers Associates, L.P. (an entity controlled solely by Mr. Meyers) for financial advisory services. Pursuant to the terms of this agreement, we paid Roan/Meyers Associates a retainer of $50,000 and paid them $6,500 per month through July 2003. In addition, we issued them warrants to purchase 125,000 shares of our Common Stock at a purchase price of $1.00 per share, with an expiration date of August 13, 2007, and additional warrants to purchase 125,000 shares of our Common Stock at a purchase price of $0.55 per share, with an expiration date of August 13, 2007. Roan/Meyers Associates is also entitled to reimbursement for reasonable out-of-pocket expenses.

                              STOCKHOLDER PROPOSALS

         To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2004, stockholder proposals must be received not later than February 18, 2004 nor earlier than January 29, 2004. Proposals received after February 18, 2004 will not be voted on at the 2004 Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, eXegenics Inc., 2110 Research Row, Dallas, Texas 75235.

                                APPRAISAL RIGHTS

         Stockholders of eXegenics are not entitled to appraisal rights in connection with the Meyers Group Proposals or this Consent Revocation Statement.

                           SOLICITATION OF REVOCATIONS

         The cost of the solicitation of revocations of consent will be borne by eXegenics. eXegenics estimates that the total expenditures in connection with such solicitation (including the fees and expenses of eXegenics' attorneys, public relations advisers and solicitors, including the fees to be paid to Georgeson, as set forth below, and advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees), will be approximately $115,000, of which approximately $40,000 has been incurred to date. Directors and executive officers of eXegenics may, without additional compensation, solicit revocations by mail, in person or by telecommunication.

         eXegenics has retained Georgeson, at an estimated fee of $40,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations, as well as to assist eXegenics with its communications with its stockholders with respect to, and to provide other services to eXegenics in connection with, eXegenics' opposition to the Meyers Group consent solicitation. Approximately 15 persons will be utilized by Georgeson in its efforts. eXegenics will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding eXegenics' consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. eXegenics has agreed to indemnify Georgeson against certain liabilities and expenses in connection with its engagement.

                        PARTICIPANTS IN THE SOLICITATION

         Under applicable regulations of the Securities and Exchange Commission, each member of the Board and each of the executive officers of eXegenics may be deemed to be a "participant" in eXegenics' solicitation of revocations of consent. The principal occupations and business addresses of each participant are set forth under "Management." Information about the present ownership of eXegenics' Common Stock by directors and executive officers is provided under "Security Ownership of Certain Beneficial Owners and Management." Other than as described in this document, there are no agreements or understandings between eXegenics and any of its executive officers or directors relating to employment with eXegenics or any future transactions.

                             ADDITIONAL INFORMATION

         If you have any questions about the Meyers Group Proposals or this Consent Revocation Statement, please contact our information agent:

                      GEORGESON [LOGO OMITTED] SHAREHOLDER

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET - 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                         CALL TOLL FREE: (800) 964-0733
                      BANKS & BROKERS CALL: (212) 440-9800

October 8, 2003

                                    IMPORTANT

1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Revocation of Consent Card to Georgeson in the postage-paid envelope provided.

2. If you have previously signed and returned a blue consent card to the Meyers Group, you have every right to change your vote. Only your latest dated card will count. You may revoke any blue consent card already sent to the Meyers Group by signing, dating and mailing the enclosed WHITE Revocation of Consent Card in the postage-paid envelope provided.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a consent revocation with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Revocation of Consent Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Revocation of Consent Card to be issued representing your shares.

4. After signing the enclosed WHITE Revocation of Consent Card, do not sign or return the blue consent card. Do not even use the Meyers Group's blue consent card to indicate your opposition to the Meyers Group Proposals.

         If you have any questions about giving your revocation of consent or require assistance, please call:

                      GEORGESON [LOGO OMITTED] SHAREHOLDER

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET - 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                         CALL TOLL FREE: (800) 964-0733
                      BANKS & BROKERS CALL: (212) 440-9800

                                 EXEGENICS INC.

THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXEGENICS INC. IN OPPOSITION TO THE SOLICITATION BY BRUCE MEYERS, THE M AND B WEISS FAMILY LIMITED PARTNERSHIP OF 1996, MELVYN I. WEISS AND MICHAEL STONE (THE "MEYERS GROUP").

         The undersigned, a holder of shares of common stock, $0.01 par value (the "Common Stock") and/or Series A Convertible preferred stock, $0.01 par value (the "Preferred Stock" and, together with the Common Stock, the "Shares"), of eXegenics Inc. ("eXegenics"), acting with respect to all of the Shares held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the following proposals:

     The Board of Directors of eXegenics unanimously recommends that you "REVOKE CONSENT" on each proposal set forth below. Please sign, date and mail this revocation of consent card today.

1.     Proposal made by the Meyers Group to remove all directors of eXegenics.

       [ ] REVOKE CONSENT       [ ] DO NOT REVOKE CONSENT

2. Proposal made by the Meyers Group to elect the following five nominees to fill the vacancies on eXegenics' Board of Directors which would be created if Proposal 1 is approved: Robert A. Baron, Robert Benou, John J. Huntz, Jr., John A. Paganelli, David Lee Spencer (collectively, the "Meyers Group Nominees").

       [ ] REVOKE CONSENT       [ ] DO NOT REVOKE CONSENT



Instructions: To revoke consent, withhold revocation of consent or abstain from consenting to the election of the Meyers Group Nominees, check the appropriate box. If you wish to revoke the consent to the election of certain of such nominees, but not all of them, check the "REVOKE CONSENT" box and write the name of each such person as to whom you do not wish to REVOKE CONSENT in the following space:






If no direction is made with respect to one or more of the foregoing proposals, or if you mark either the "REVOKE CONSENT" or "ABSTAIN" box with respect to one or more of the foregoing proposals, this revocation card will revoke all previously executed consents with respect to such proposals.

         Please sign your name below exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



                    Dated: ___________________________, 2003



                    ________________________________________
                    Signature:
                    Title:





                    ________________________________________
                    Signature: (if held jointly)
                    Title:


       PLEASE SIGN, DATE AND RETURN THIS REVOCATION OF CONSENT CARD IN THE
                         POSTAGE-PAID ENVELOPE PROVIDED.